SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.         )

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American Dental Partners, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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AMERICAN DENTAL PARTNERS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 28, 2009

Fellow American Dental Partners Shareholders:

I am pleased to notify you that the Annual Meeting of Shareholders of American Dental Partners, Inc. (the “Company”) will be held at the Company’s offices located at 401 Edgewater Place, Suite 430, Wakefield, Massachusetts 01880, on Tuesday, April 28, 2009, at 1:00 p.m., local time, for the following purposes:

•	To elect two Class III Directors and one Class II Director,

•	To approve an amendment to our Employee Stock Purchase Plan to increase by 250,000 shares the number of shares available under the Plan,

•	To approve an amendment to our 2005 Equity Incentive Plan to increase by 450,000 shares the number of shares available under the Plan,

•	To ratify the appointment by the Board of Directors of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2009, and

•	To transact such other business as may properly come before the meeting and at any adjournments or postponements of the meeting.

The Board of Directors recommends a vote FOR each of the nominees for Director, and FOR the amendment to the Employee Stock Purchase Plan, the amendment to the 2005 Equity Incentive Plan and the ratification of the appointment of independent auditors.

The Board of Directors has fixed the close of business on March 4, 2009 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournment of the meeting. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements of the meeting. The address of our principal executive office is 401 Edgewater Place, Suite 430, Wakefield, Massachusetts 01880.

By Order of the Board of Directors,

/s/ Gregory A. Serrao

Gregory A. Serrao

Chairman, President and

Chief Executive Officer

Wakefield, Massachusetts

March 17, 2009

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on April 28, 2009:

The proxy statement and annual report to shareholders are available at www.amdpi.com.

Whether or not you plan to attend the annual meeting in person, you are requested to complete, date, sign and return the enclosed proxy card in the enclosed envelope which requires no postage if mailed in the United States. If you attend the annual meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

PROXY STATEMENT

GENERAL

We are furnishing this Proxy Statement to the holders of Common Stock, $.01 par value, of American Dental Partners, Inc., a Delaware corporation, in connection with the solicitation of proxies by our Board of Directors to be used at our Annual Meeting of Shareholders. The Annual Meeting will be held at our offices located at 401 Edgewater Place, Suite 430, Wakefield, Massachusetts 01880, on Tuesday, April 28, 2009, at 1:00 p.m., local time, for the purposes set forth on the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and the form of proxy together with the 2008 Annual Report to Shareholders are first being sent to shareholders on or about March 19, 2009 and are available on our website at www.amdpi.com.

All shares represented by properly executed proxies will be voted at the Annual Meeting in accordance with the choices indicated on the proxy. If no choices are indicated, the shares will be voted to elect the Director nominees set forth under “Election of Directors” and FOR Proposals 2, 3 and 4. Any proxy may be revoked at any time prior to its exercise by delivering to us a later dated proxy or by giving notice of revocation to us in writing. A shareholder’s presence at the Annual Meeting does not by itself revoke the proxy.

We have fixed the close of business on March 4, 2009 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement of the meeting. On the record date, there were 12,948,575 shares of our Common Stock outstanding and entitled to vote and 14 shareholders of record. Each share of Common Stock is entitled to one vote. Only holders of Common Stock of record at the close of business on the record date will be entitled to notice of and to vote at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of our Common Stock is necessary to constitute a quorum at the meeting.

Assuming a quorum is present at the Annual Meeting, either in person or represented by proxy, with respect to the election of directors, the three nominees receiving the greatest number of votes cast by the holders of our Common Stock entitled to vote on the matter will be elected as directors. The affirmative vote of the holders of a majority of the shares of our Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter is required for the amendment to our Employee Stock Purchase Plan, the amendment to our 2005 Equity Incentive Plan and ratification of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2009. There will be no cumulative voting in the election of directors. Under Delaware law, abstentions are treated as present and entitled to vote and thus, will be counted in determining whether a quorum is present and will have the effect of a vote against a matter, except for the election of directors in which case an abstention will have no effect. Shares held by brokers or nominees for which instructions have not been received from the beneficial owners or persons entitled to vote and for which the broker or nominee does not have discretionary power to vote on a particular matter (called “broker non-votes”) will be considered present for quorum purposes but not considered entitled to vote on that matter. Accordingly, broker non-votes will not have any impact on the vote on a matter.

PROPOSAL 1—ELECTION OF DIRECTORS

Pursuant to our By-laws and actions of our Board of Directors, the number of Directors comprising the Board has been set at seven. The Board of Directors is divided into three classes. The Directors in each class are elected to a three-year term. The terms of office of one class of Directors expire each year at the annual meeting of shareholders and when their successors are duly elected and qualified. The term of office of the Class III Directors expires concurrently with the holding of the Annual Meeting. Messrs. Reeves and Serrao, each an incumbent Director of Class III, have been nominated by the Board of Directors for re-election. Mr. Kelly, a Director of Class II, has announced that he will retire from the Board effective immediately following this meeting. Dr. Norris is an incumbent Director, appointed by the Board in February 2009 to fill a vacancy in

Class II, and has been nominated by the Board for election to serve for the remainder of the term of Class II expiring in 2011. The Board of Directors has determined that all members, other than Gregory A. Serrao, are independent under the listing standards of The Nasdaq Stock Market, Inc. (the “Nasdaq Rules”).

Nominees receiving a plurality of the votes duly cast will be elected (i.e., the nominees receiving the greatest number of votes will be elected). Proxies cannot be voted for a greater number of persons than the nominees named.

At the Annual Meeting, Common Stock represented by proxies, unless otherwise specified, will be voted to elect the nominees named below as Class III Directors, each for a three-year term expiring in 2012, and to elect the nominee below as a Class II Director, for the remainder of the term expiring in 2011. In the event that the nominees named below are unable to serve (which is not expected), the persons named in the proxy may vote for another nominee using their judgment.

Class III Directors

(Nominees For Term Expiring in 2012)

Derril W. Reeves	Director since 1997

Mr. Reeves has been Executive Vice President of BreatheAmerica, Inc. since July 2006. Mr. Reeves co-founded Surgis, Inc., an ambulatory surgery center company in 2001 and was its Executive Vice President for Development until May 2006 when Surgis was acquired by United Surgical Partners International Inc. Mr. Reeves served as Vice Chairman of the Board of Directors and Chief Development Officer for Phycor, Inc. from 1998 until June 2000. Age 66.

Gregory A. Serrao	Director since 1995

Mr. Serrao is Founder, President and Chief Executive Officer of the Company and has been Chairman since October 1997. From 1992 until 1995, Mr. Serrao served as the President of National Specialty Services, Inc., a subsidiary of Cardinal Health, Inc. Age 46.

Class II Director

(Nominee For Term Expiring in 2011)

Lonnie H. Norris, D.M.D., M.P.H.	Director since 2009

Dr. Norris is Dean of Tufts University School of Dental Medicine and is a tenured professor of oral and maxillofacial surgery. Dr. Norris has been a faculty member at Tufts University School of Dental Medicine since 1980. Dr. Norris was appointed Interim Dean in July 1995 and Dean in February 1996. Dr. Norris is a Diplomat of the American Board of Oral and Maxillofacial Surgery and a Fellow of the American Association of Oral and Maxillofacial Surgeons, Pierre Fauchard Academy, International College of Dentistry and American College of Dentists. Dr. Norris earned his doctor of dental medicine and master of public science degrees from Harvard University and in 1998 was honored with the Distinguished Alumni Award from Harvard University School of Dental Medicine. In 2008, Dr. Norris was honored with the Tufts University Provost’s Medal. Dr. Norris is also an active member of the American Dental Association and the American Dental Education Association, among many other dental organizations. Age 66.

Set forth below is information relating to Directors whose terms will continue after the Annual Meeting:

Class II Director

(Term Expiring in 2011)

Steven J. Semmelmayer	Director since 2008

Mr. Semmelmayer is the Chief Executive Officer of Discus Dental, LLC, a business-to-business marketer of oral hygiene and tooth-whitening products to dentists, since November 2008. From 2006 to October 2008, Mr. Semmelmayer served in various capacities with LED Medical Diagnostics, a company dedicated to the early detection of oral cancer, including as Chief Executive Officer and Chairman of the Board. From 1979 to 2006, Mr. Semmelmayer served in various capacities with Sybron Dental Specialties, a global manufacturer of professional medical and dental products, including President, Professional Dental from 2000 to 2006, President, Kerr Corp. from 1996 to 2000 and General Manager, Kerr Corp. from 1993 to 1996. Age 51.

Class I Directors

(Term Expiring in 2010)

Gerard M. Moufflet	Director since 2003

Mr. Moufflet is Founder, President and Chief Executive Officer of Acceleration International Corporation, a private equity firm which invests in the health care sector in the United States and Europe. Mr. Moufflet is also the President and Chief Executive Officer of Kika Medical, a worldwide provider of intelligence solutions to the life sciences community. From 1989 to 2001, Mr. Moufflet was a Managing Director of Advent International, a private equity firm. Age 65.

Robert E. Hunter, D.M.D.	Director since 2002

Dr. Hunter retired in May 2007 as President and Chief Executive Officer of DentaQuest Ventures, Inc., a for-profit subsidiary of Delta Dental Plan of Massachusetts, a position he held from May 2002 to May 2007, and he served as President and Chief Executive Officer of Dental Services of Massachusetts from March 1988 to May 2002. Age 72.

Standards of Board Independence

Our Board of Directors applies the definition of “Independent Director” from the Nasdaq Rules in making a determination regarding each of the Directors. “Independent Director” means a person other than an executive officer or employee of our Company or any other individual having a relationship which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director. The following persons would not be considered independent:

•	a Director who is, or at any time during the past three years was, employed by us or by any subsidiary,

•

a Director who accepted or who has a family member who accepted any compensation from us in excess of $60,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than (i) compensation for board or board committee service, (ii) compensation paid to a family member who is an employee (other than an executive officer) of the company or benefits under a tax-qualified retirement plan and (iii) non-discretionary compensation,

•	a Director who is a family member of an individual who is, or at any time during the past three years was, employed by us as an executive officer,

•

a Director who is, or has a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which we made, or from which we received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than payments arising solely from investments in our securities and payments under non-discretionary charitable contribution matching programs,

•

a Director of the issuer who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of our executive officers served on the compensation committee of such other entity, or

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a Director who is, or has a family member who is, a current partner of our outside auditor, or was a partner or employee of our outside auditor who worked on our audit at any time during any of the past three years.

The Board undertook its annual review of the independence of our Directors. During this review, the Board considered transactions and relationships between each Director or any members of his or her immediate family and us. The Board also considered whether there were any transactions or relationships between Directors or any member of their immediate family, or any entity in which a Director or any member of their immediate family is an executive officer, general partner or significant equity holder, and us. The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the Director is independent. As a result of this review, the Board affirmatively determined that the members of the Board of Directors, other than Mr. Serrao, are independent of the Company and management under the standards set forth above.

Board of Directors Committees and Meetings

Our Board of Directors has established a Compensation Committee, an Audit Committee, a Directors Stock Option Plan Committee and a Nominating Committee. In the table below, we have provided information with respect to the various standing committees and meetings held during 2008. In addition to these meetings and actions disclosed, the Chairman of the Audit Committee, pursuant to delegated authority, considered and pre-approved certain non-audit services provided by the independent accountant.

Board Committees
	Board of Directors	Compensation	Audit	Directors Stock Option Plan	Nominating
2008 Activity(1)	10 Meetings(2) 4 Actions by Written Consent	6 Meetings 2 Actions by Written Consent	4 Meetings	1 Action by Written Consent	1 Meeting

Robert E. Hunter, D.M.D.	Independent(3)	Member	—	—	Member
James T. Kelly(6)	Independent(3)	—	Chairman(4)(5)	—	Member
Gerard M. Moufflet	Independent(3)	—	Member(5)	—	Member
Lonnie H. Norris, D.M.D., M.P.H.(7)	Independent(3)	—	—	—	Member
Derril W. Reeves	Independent(3)	Chairman	Member(5)	—	Member
Gregory A. Serrao	Employee	—	—	Member	—
Steven J. Semmelmayer	Independent(3)	Member	Member(5)	—	Member

(1)	Each Director attended at least 75% of the meetings held by the Board of Directors and the committees on which he served during 2007.

(2)	Four of the meetings were in-person meetings, and six of the meetings were telephonic meetings.

(3)	Independent under the Nasdaq Rules.

(4)

The Board of Directors has determined that Mr. Kelly and Dr. Hunter meet the Securities and Exchange Commission criteria of an Audit Committee Financial Expert. Mr. Kelly was designated as the named Audit Committee Financial Expert for 2008 and Dr. Hunter is expected to be designated as the named Audit Committee Financial Expert following this meeting.

(5)	Independent under the heightened independence standards applicable to audit committee members under the Nasdaq Rules as mandated by the Sarbanes-Oxley Act of 2002.

(6)	Mr. Kelly will retire from the Board immediately following this Annual Meeting.

(7)	Dr. Norris was appointed to the Board on February 24, 2009.

The Audit Committee is responsible for the appointment of our independent auditors, approval of all audit and permitted non-audit services of the independent auditors, supervision of the annual audit of our consolidated financial statements by the independent auditors, review of our internal controls and related matters. The Audit Committee Charter is available on our website at www.amdpi.com.

The Directors Stock Option Plan Committee is responsible for administering the Amended and Restated 1996 Directors Stock Option Plan and the 2005 Directors Stock Option Plan.

The Nominating Committee is responsible for identifying individuals qualified to become Board members and to select or recommend to the Board of Directors nominees for election to the Board. The Nominating Committee recommended to the Board that the incumbent Directors be nominated for re-election to the Board at the Annual Meeting. Dr. Norris was recommended by the Chairman and Chief Executive Officer of the Company for consideration by the Nominating Committee.

The Nominating Committee Charter requires that the committee consist of one or more Directors, each of whom must be an independent Director, as defined by the Nasdaq Rules. Pursuant to that Charter, the Nominating Committee has the responsibility for, among other things:

•	assessing the qualifications of proposed nominees to the Board,

•	assessing their independence,

•	assessing their age, skill and experience, and

•	considering the qualifications and experience of the members of the Board at the time the Nominating Committee reviews the proposed nominees.

At a minimum, the Nominating Committee has determined that Board members should share the Company’s values and possess high personal and professional integrity, the ability to exercise sound business judgment and the availability and willingness to devote sufficient time to Board activities. The Nominating Committee may establish additional minimum qualifications for Director nominees as it deems appropriate.

In addition, the Nominating Committee Charter provides that the Nominating Committee will consider individuals recommended by our shareholders for membership on the Board under certain conditions. To be considered, a recommendation must be made in a written notice addressed to the Chairman of the Board at our corporate offices, including, at a minimum, the following items, or such additional or other items as may be determined by the Nominating Committee from time to time:

•

the name and address as they appear on our corporate records and telephone number of the shareholder making the recommendation, as well as information on the number of shares owned, and if such person is not a shareholder of record or if such shares are owned by an entity, reasonable evidence of such person’s ownership of such shares or such person’s authority to act on behalf of such entity,

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the full legal name, address and telephone number of the individual being recommended, together with a reasonably detailed description of the background, experience and qualifications of that individual,

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a written acknowledgement by the individual being recommended that he or she has consented to that recommendation and consents to our undertaking of an investigation into that individual’s background, experience and qualifications in the event that the Nominating Committee desires to do so,

•	the disclosure of any relationship of the individual being recommended with us or any of our subsidiaries or affiliates, or with any of our competitors, whether direct or indirect, and

•

if known to the shareholder, any material interest of such shareholder or individual being recommended in any business or proposals to be presented at our next annual meeting of shareholders (or a statement to the effect that no material interest is known to such shareholder).

The Nominating Committee has not yet established a specific process for identifying other potential nominees, other than the procedures described above for shareholder recommendations. Subject to those procedures, the Nominating Committee anticipates evaluating all nominees on the same basis.

The Nominating Committee Charter is available on our website at www.amdpi.com.

The Compensation Committee is responsible for approving the compensation of our executive officers and administering our stock plans other than the Amended and Restated 1996 Directors Stock Option Plan and the 2005 Directors Stock Option Plan. The Compensation Committee is composed entirely of Directors who the Board has determined are independent under the Nasdaq Rules. See “Compensation Discussion and Analysis” for additional information regarding the Compensation Committee.

The Compensation Committee Charter is available on our website at www.amdpi.com.

Compensation Committee Interlocks

Messrs. Hunter, Reeves and Semmelmayer serve as the current members of our Compensation Committee. There are no interlocking relationships between any our executive officers and any entity whose directors or executive officers serve on our Board of Directors or Compensation Committee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview. This compensation discussion describes the material elements of compensation awarded to, earned by or paid to each of our named executive officers who served as such during the last completed fiscal year. This discussion focuses on the information contained in the following tables and related footnotes and narrative for primarily the last completed fiscal year, but we may also describe compensation actions taken before or after the last completed fiscal year to the extent it enhances the understanding of our executive compensation disclosure.

As a result of the economic conditions of 2008, revenue growth rates of our affiliated dental practices have decreased and revenue mix has shifted towards lower cost and lower profitability dental procedures. The effect to us is lower net revenue and lower profit margins. In response, we largely eliminated 2008 incentive compensation expense accruals and paid no incentive compensation bonuses to our executive officers for 2008, and we have delayed 2009 compensation increases until the economic environment and our financial performance merit such increases.

In this compensation discussion, the “Committee” refers to the Compensation Committee of our Board of Directors. Robert E. Hunter, D.M.D, Derril W. Reeves and Steven J. Semmelmayer are the members of the Committee. Mr. Reeves is the Committee Chairman. We have determined that each member of the Committee is independent, as defined by the Nasdaq Rules.

The Committee’s duties and responsibilities are stated in a written charter that was adopted by the Board of Directors. A copy of the charter is available at www.amdpi.com. The Committee’s primary duties and responsibilities are to:

•

annually review and approve corporate goals and objectives relevant to the Chief Executive Officer’s compensation and evaluate the Chief Executive Officer’s performance in light of those goals and objectives, and set the Chief Executive Officer’s compensation levels based on this evaluation and other factors deemed relevant and appropriate by the Committee,

•

annually review and determine, for the Chief Executive Officer and our other executive officers: (a) the annual base salary level, (b) the annual incentive opportunity level, (c) the long-term incentive opportunity level, (d) employment agreements, severance arrangements, and change of control agreements/provisions, in each case as, when and if appropriate, and (e) any special or supplemental benefits,

•

review and discuss with management our Compensation Discussion and Analysis each year and make a recommendation to the Board of Directors regarding inclusion of the Compensation Discussion and Analysis in our annual report on Form 10-K and proxy statement,

•	review and make recommendations to the Board of Directors with respect to compensation programs and policies, including incentive-compensation plans and equity-based plans,

•	administer our equity-based compensation plans as may be designated by the Board of Directors, and

•	review the Committee’s charter at least annually and make recommendations to the Board of Directors regarding proposed modifications as circumstances dictate, as determined by the Committee.

The Committee has the authority to retain compensation consultants and other advisors to assist the Committee in its evaluation of executive compensation.

Our executive officers, primarily the Chief Executive Officer, participate in the compensation setting process for our executive and other officers. The Chief Executive Officer discusses with the Committee the performance of our other officers and makes recommendations regarding base salaries, bonus plans and option grants. In addition, as authorized by the Committee, the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer establish qualitative annual performance objectives (“APOs”) for our officers who report to such executive officers. Part of the bonus for each such officer is based upon achievement of the applicable APOs.

During 2008, the Committee met six times and took action in writing two times. At its first meeting in 2008, the Committee engaged in a preliminary review of results of the Company’s performance in 2007 with respect to potential officer bonus payments and considered related matters.

At its second meeting in 2008, the Committee continued its deliberations regarding potential officer bonuses for 2007 and began its consideration of potential annual option grants.

At its third meeting in 2008, the Committee approved payment of bonuses to our executive and other officers related to 2007 performance, began its consideration of 2008 bonus plans for our executive and other officers and reviewed and discussed a draft of the Compensation Discussion and Analysis (the “CD&A”) for the Company’s 2008 proxy statement for the annual meeting of the Company’s shareholders (the “Proxy Statement”). At this meeting, the Committee also approved annual option grants for our officers. In February 2008, the Committee awarded option grants to certain of our officers, but did not grant options to our Chief Executive Officer, Chief Operating Officer or Chief Financial Officer. The Committee made this decision because of the Company’s stock price performance in 2007 as a result of the outcome of litigation with PDG, P.A., one of our affiliated practices. The 2008 bonus plans and a revised version of the CD&A were subsequently approved by written action of the Committee, and the Committee recommended inclusion of the approved CD&A in the Proxy Statement.

In subsequent meetings, the Committee continued its consideration of various compensation matters, reviewed a tally sheet showing various elements of compensation for the Company’s named executive officers for the current year and prior four years, and at its last meeting in 2008, the Committee discussed and evaluated the performance of our executive officers, established 2009 salaries for our executive and other officers and considered other matters related to 2009 compensation of the Company’s executive and other officers, including potential option grants.

The Committee met once in February 2009. At that meeting, the Committee considered 2008 bonuses and 2009 compensation for our executive and other officers. The Committee reviewed our corporate performance in 2008 against performance goals established under the officer bonus plans, and determined that no bonuses would be paid to our executive and other officers related to 2008 performance. The Committee obtained and considered comparative compensation data from Equilar in making 2009 compensation decisions; however the Committee did not retain any compensation consultants or other advisors during 2008 with respect to 2009 compensation matters. With respect to executive officers, the Committee reviewed the compensation of our executive officers and compared it to the following three comparator groups comprised of publicly-traded companies consisting of:

•	five physician and dental practice management companies,

•	15 healthcare companies with profitability (defined as earnings before interest, taxes, depreciation and amortization) similar to us, and

•	22 healthcare companies with enterprise value (defined as market value of equity plus outstanding debt) similar to us.

After reviewing the comparative compensation data from Equilar with respect to salaries, and after giving consideration to the current economic environment, the Committee determined that there should be no increases in the salaries of our executive or other officers. The Committee also considered and approved annual option grants to our executive and other officers. At the date of this proxy statement, the Committee has not established performance goals under the officer bonus plan for our executive officers for 2009. As directed by the Committee, management is continuing to assess the anticipated impact of the current economic environment to determine appropriate performance goals to incent management for 2009.

Objectives of the Compensation Program. The primary objective of our executive compensation program is to attract, motivate and retain key executives and align their compensation with our overall performance. The Committee believes that incentive, performance-based compensation can be a key factor in motivating executive performance to maximize shareholder value and align executive performance with our corporate objectives and shareholder interests. To this end, the Committee has established an executive compensation philosophy that includes the following considerations:

•	an emphasis on performance-based compensation that differentiates compensation results based upon varying elements of corporate, business unit and individual performance,

•	a recognition of both quantitative and qualitative performance objectives based upon an executive officer’s responsibilities, and

•	a mix of short-term cash and long-term equity-based compensation.

The Committee believes it is important, when making its compensation-related decisions, to be informed as to current practices of similarly-situated companies. Although the Committee may from time to time consider comparative information, the Committee does not rely on any specific comparator group in making compensation decisions. The Committee does not engage in benchmarking compensation against any comparator groups and has not established targeted percentile rankings with respect to total compensation or the specific elements of compensation for our executive officers.

The Design of the Compensation Program. The Committee has designed the compensation program to achieve the objectives described above, to ensure market competitiveness and to assure satisfaction of our objective of providing total executive pay that achieves an appropriate balance of variable pay-for-performance and at-risk compensation. The compensation program will reward an executive officer based upon corporate performance as well as the performance of that executive officer. In annually reviewing the compensation of our executive officers, the Committee considers multiple factors, including without limitation the overall corporate earnings performance for all executive officers. For specific executive officers, the Committee may consider the earnings performance of specific business units or successful completion of APOs, which include individual initiatives that will contribute to our future success.

The compensation program includes the following elements: base salary, annual cash incentives, stock option grants and other benefits and perquisites. We believe that the annual cash incentives and the stock options that are granted to our named executive officers are performance-based compensation, as discussed below. Our executive compensation policy provides that a significant portion of the total compensation payable to our named executive officers will be in the form of performance-based compensation. The elements of our compensation program are described below:

Base Salaries. Base salary is an important element of executive compensation because it provides executives with a fixed level of regular periodic income. In determining base salaries for our executive officers, the Committee considers individual and corporate performance, level of responsibility and market and competitive data. The Committee establishes base salaries at a level to permit a significant portion of the total compensation that such executive officer can earn to be performance-based cash incentives and equity awards.

Annual Cash Incentives. As part of our executive compensation program, our executive officers are eligible to receive annual cash incentive awards pursuant to our annual cash bonus program. Targeted bonus amounts (which range from 25% to 100% of annual base salaries for executive officers) are designed to provide competitive incentive pay and reflect our pay-for-performance philosophy. These targets are reviewed periodically. Targeted cash incentive amounts generally represent a greater portion of an executive’s overall potential cash compensation as levels of responsibility and function increase.

Performance objectives intended to focus attention on achieving key goals are established for the Company and for each business unit at the beginning of each fiscal year. For 2008, the primary quantitative objective is achievement of the earnings from operations (“EFO”) set forth in our annual operating plan. A portion of each executive officer’s bonus, and in certain cases all of the bonus, is tied to achievement of an EFO target for the Company as a whole. For those executive officers whose entire bonus is not tied to the achievement of the corporate EFO target, the balance of the bonus is either tied to specific APOs for that executive officer or performance of a certain part of our operations, or both.

For 2008, under these performance goals, the corporate EFO target was $29,500,000, and the actual corporate EFO calculated on the same basis was $21,725,000.

Stock Option Grants. Our executive officers also are eligible to receive equity-based incentive compensation under our 2005 Equity Incentive Plan. Grants under the Plan are designed to align a significant portion of the executive compensation package with the long-term interests of our shareholders. All stock options granted by the Committee in 2008 vest over a four-year period, with 25% vesting on each anniversary of the grant date. This vesting schedule is intended to require long-term focus on performance for the executive to realize any value from the exercise of stock options. In addition, stock options are granted with an exercise price equal to the market price for the stock on the date of grant and provide no cash benefit if the price of the stock does not exceed the grant price during the option’s term. Therefore, for any value to be derived from an option grant, our performance needs to be at a level that results in increased stock price performance and shareholder value over a multi-year period.

Individual equity awards historically have been determined by the Committee based on an officer’s current performance, potential for future contribution and responsibility and market competitiveness. Individual equity awards are generally determined based on a formula that takes into account both the amount of base compensation and annual cash incentive compensation. As a result of this methodology, option shares are generally greater for the most senior executive officers, who have higher levels of responsibility. This philosophy encourages and rewards individual advancement.

Because a primary purpose of granting equity awards has been to encourage positive future performance, the Committee did not consider the equity awards granted to an individual in previous years or the amount of stock then owned by the executive. The Committee historically has placed a relatively heavy emphasis on stock-based incentives, consistent with its philosophy that these incentives more closely align the interests of our executive officers with the long-term interests of shareholders.

The Committee has established a practice of approving annual option grants to our executive and other officers at the Committee’s first regularly scheduled meeting each year and does not time those grants in coordination with the release of material nonpublic information. For other option grants, the Committee has in the past delayed the grants until after dissemination of material nonpublic information known to the Committee and anticipates that it will follow a similar practice in the future. The exercise price for each option is the fair market value of the Company’s shares on the grant date, determined with reference to the last sale price on the immediately preceding trading date.

We also have an Employee Stock Purchase Plan. Participation in that plan is available to all employees, including our executive officers, except the Chief Executive Officer.

Retirement Plans. We generally expect executives to plan for and fund their own retirement. We maintain a 401(k) Savings Plan that permits employees to defer a limited portion of salary and bonus into any of several investment alternatives. In addition, we make matching contributions equal to 50% of the first 6% of salary deferred by employees subject to IRS maximums. Matching contributions made with respect to our named executive officers are included in the Summary Compensation Table on page 12 of this Proxy Statement. We do not maintain defined benefit retirement or senior executive retirement plans, or provide post-retirement medical benefits, for our executive officers.

Other Benefits and Perquisites. Our executive compensation program also includes other benefits and perquisites. The executive officers participate in Company-sponsored group benefit plans such as health, life and disability insurance plans, available to all employees. In addition, the Chief Executive Officer receives an automobile allowance, and the Chief Executive Officer and Chief Financial Officer have tax preparation services provided to them. For more detailed information regarding benefits and perquisites provided to our executive officers, see the Summary Compensation Table on page 12 of this Proxy Statement.

Our Compensation Decisions. This section describes the compensation decisions that we made with respect to our named executive officers for 2008 and during the first quarter of 2009.

Base Salaries. We review and, if appropriate, adjust base salaries annually. The Committee determined not to change 2009 base salaries of the named executive officers from 2008 levels:

Name	Title	2008 Base Salary	2009 Base Salary
Gregory A. Serrao	Chairman, President and Chief Executive Officer	$459,500	$459,500
Breht T. Feigh	Executive Vice President, Chief Financial Officer and Treasurer	$277,000	$277,000
Michael J. Vaughan	Executive Vice President, Chief Operating Officer	$293,500	$293,500
Mark W. Vargo	Vice President, Chief Accounting Officer	$170,000	$170,000

In setting these base salaries, we considered:

•	the compensation philosophy and principles described above,

•	the experience and knowledge of the named executive officer and the quality and effectiveness of his leadership at the Company,

•	all of the components of executive compensation, including primarily base salary, annual cash incentives, and long-term stock-based incentives,

•	the mix of pay-for-performance and at-risk compensation to total compensation, and

•	the current business and economic environment.

Bonuses. The Committee also considered bonuses for 2008 performance. As stated above, the Company did not meet the EFO target for 2008. As a result, the Committee elected not to award bonuses to any of the Company’s executive or other officers. As of the date of this proxy statement, the Committee has not established bonus plans for our named executive officers for 2009. As directed by the Committee, management is continuing to assess the anticipated impact of the current economic environment to determine appropriate performance goals to incent management for 2009.

Option Grants. The Committee typically considers and awards option grants to our executive and other officers on an annual basis in February. In February 2009, the Committee awarded option grants to our officers. The following table sets forth the number of option shares granted to each named executive officer in 2009:

Name	Title	Options Granted
Gregory A. Serrao	Chairman, President and Chief Executive Officer	68,100
Breht T. Feigh	Executive Vice President, Chief Financial Officer and Treasurer	41,000
Michael J. Vaughan	Executive Vice President, Chief Operating Officer	43,500
Mark W. Vargo	Vice President, Chief Accounting Officer	6,300

To ensure the long-term incentive nature of these option grants, as with prior option grants, these options were granted with an exercise price equal to the closing price of our common stock on the date prior to the grant and vest over a 4-year period, with each option vesting with respect to 25% of the shares subject to the option on each anniversary of the grant date.

Other Considerations. Although the Committee considers tax and accounting issues in connection with its compensation decisions, those have not become material factors in the Committee’s compensation decisions to date.

Compensation Committee Report on Executive Compensation

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our annual report on Form 10-K for the year ended December 31, 2008.

Submitted by the Compensation Committee of the Board.

Derril W. Reeves, Chairman

Robert E. Hunter, D.M.D.

Steven J. Semmelmayer

Summary Compensation Table

In this Summary Compensation Table, we have included information at December 31, 2008 regarding the annual and long-term compensation of our Chief Executive Officer, our Chief Financial Officer and the other most highly compensated executive officers at December 31, 2008.

Name and Principal Position	Year	Salary ($)		Option Awards(1) ($)		Non-Equity Incentive Plan Compensation(2) ($)		All Other Compensation(3) ($)			Total ($)
Gregory A. Serrao Chairman, President and Chief Executive Officer	2008 2007 2006	$ $ $	459,500 446,500 433,500	$ $ $	263,406 282,132 182,054	$ $ $	0 444,500 344,800	$ $ $	39,305 31,249 18,872	(4)	$ $ $	748,806 1,204,381 979,226

Breht T. Feigh Executive Vice President, Chief Financial Officer and Treasurer	2008 2007 2006	$ $ $	277,000 269,000 261,375	$ $ $	154,461 223,675 182,724	$ $ $	0 215,200 209,100	$ $ $	6,900 6,750 6,600		$ $ $	438,361 714,625 659,799

Michael J. Vaughan Executive Vice President and Chief Operating Officer	2008 2007 2006	$ $ $	293,500 285,000 276,500	$ $ $	173,779 249,013 205,900	$ $ $	0 285,000 221,200	$ $ $	6,900 6,750 6,600		$ $ $	474,179 825,763 710,200

Mark W. Vargo Vice President, Chief Accounting Officer	2008 2007 2006	$ $ $	170,000 165,000 150,400	$ $ $	32,691 31,930 23,645	$ $ $	0 41,250 37,600	$ $ $	6,340 5,555 5,555		$ $ $	209,031 243,735 217,200

(1)

These awards are non-qualified stock options granted under our 2005 Equity Incentive Plan and the 1996 Stock Option Plan. This dollar amount is the amount we recognized for financial statement reporting purposes during 2008, 2007 and 2006 under SFAS No. 123(R), rather than an amount paid to or realized by the named executive officer. The assumptions we used in valuing the stock options can be found at Note 11 to our Consolidated Financial Statements for the year ended December 31, 2008 contained in our annual report on Form 10-K for the year ended December 31, 2008. This dollar amount includes the ratable amounts expensed during 2008, 2007 and 2006 for options that were granted in prior years.

(2)

The bonus amounts shown for 2007 and 2006 are amounts earned under our incentive bonus plan, described in “Compensation Discussion and Analysis,” in respect of services performed in 2007 and 2006, respectively.

(3)

Except as otherwise noted with respect to Mr. Serrao, the aggregate value of perquisites and other personal property or benefits paid to the executive officer is less than $10,000 and therefore the value of perquisites and other personal property or benefits is not included.

(4)

Includes matching contributions we made to Mr. Serrao’s account under our 401(k) Savings Plan in the amount of $6,900. Also includes the value of the following perquisites and other personal benefits including the amount we pay to Mr. Serrao as a car allowance and the amount we paid to or on behalf of Mr. Serrao for personal tax services.

2008 Grants of Plan-Based Awards Table

In the following table, we have provided additional information about our plan-based compensation during the year-ended December 31, 2008 for each of the executive officers named in the Summary Compensation Table.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Number of Securities Underlying Options(1) (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards(2) ($)
		Threshold ($)	Target ($)		Maximum ($)
Gregory A. Serrao	—	$—	$459,500	(3)	$459,500	0	—	$0
Breht T. Feigh	—	$—	$221,600	(4)	$221,600	0	—	$0
Michael J. Vaughan	—	$—	$220,125	(3)	$220,125	0	—	$0
Mark W. Vargo	2/22/2008	$—	$42,500	(5)	$42,500	4,200	$9.58	$42,966

(1)

All option grants were issued under our 2005 Equity Incentive Plan. The exercise price of the options is no less than the fair market value of our Common Stock on the date of grant. Options become exercisable in equal annual installments over a four-year period.

(2)

We utilized the Black-Scholes pricing model to provide a grant date fair value of the options. The Black-Scholes pricing model incorporates a number of assumptions. We used the following assumptions with respect to the grant date fair value of options: expected option life of 5.4 years, dividend yield of 0.0%, risk-free interest rate of 2.7% and expected volatility of 77%.

(3)	The Compensation Committee fixed the non-equity incentive plan award at 100% of base salary.

(4)	The Compensation Committee fixed the non-equity incentive plan award at 80% of base salary.

(5)	The Compensation Committee fixed the non-equity incentive plan award at 25% of base salary.

2008 Outstanding Equity Awards At Fiscal Year-End Table

In the following table, we have provided information regarding outstanding stock option awards held at December 31, 2008 by each of the executive officers named in the Summary Compensation Table.

	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price ($)	Option Expiration Date
Name	Exercisable	Unexercisable
Gregory A. Serrao	193,365	—		$5.99	7/3/2013
	14,054	—		$5.99	7/3/2013
	12,194	—		$5.99	7/3/2013
	33,150	—		$8.90	2/24/2014
	30,488	10,162	(1)	$15.75	2/22/2015
	27,700	27,700	(2)	$13.80	2/21/2016
	10,800	32,400	(3)	$21.25	2/20/2017

Breht T. Feigh	22,500	—		$4.75	11/8/2010
	6,327	—		$5.25	3/16/2011
	15,000	—		$4.60	9/4/2011
	2,875	—		$5.23	2/25/2012
	12,734	—		$5.99	7/3/2013
	5,012	—		$5.99	7/3/2013
	150,000	—		$6.67	10/6/2013
	15,450	—		$8.90	2/24/2014
	17,100	5,700	(1)	$15.75	2/22/2015
	16,250	16,250	(2)	$13.80	2/21/2016
	6,525	19,575	(3)	$21.25	2/20/2017

Michael J. Vaughan	150,000	—		$6.67	10/6/2013
	24,150	—		$8.90	2/24/2014
	23,288	7,762	(1)	$15.75	2/22/2015
	17,100	17,100	(2)	$13.80	2/21/2016
	6,925	20,775	(3)	$21.25	2/20/2017

Mark W. Vargo	4,350	—		$6.01	5/2/2013
	6,660	—		$8.90	2/24/2014
	3,263	1,087	(1)	$15.75	2/22/2015
	2,600	2,600	(2)	$13.80	2/21/2016
	1,050	3,150	(3)	$21.25	2/20/2017
	—	4,200	(4)	$9.58	2/22/2018

(1)	These options were granted on February 22, 2005 and vest ratably over a four year period. The options listed in the table will vest on February 22, 2009.

(2)

These options were granted on February 21, 2006 and vest ratably over a four year period. One-fourth of the total options granted to an individual on February 21, 2006 will vest on each of February 21, 2009 and February 21, 2010.

(3)	These options were granted on February 20, 2007 and vest ratably over a four year period, with one-fourth of the options vesting on each of February 20, 2009, February 20, 2010 and February 20, 2011.

(4)

These options were granted on February 22, 2008 and vest ratably over a four year period, with one-fourth of the options vesting on each of February 22, 2009, February 22, 2010, February 22, 2011 and February 22, 2012.

2008 Option Exercises and Stock Vested Table

In the following table, we have provided information regarding the number of shares acquired and the amount realized during 2008 on the exercise of stock options by each of the executive officers named in the Summary Compensation Table.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Gregory A. Serrao	0	$—
Breht T. Feigh	0	$—
Michael J. Vaughan	0	$—
Mark W. Vargo	0	$—

Potential Payments on Termination or Change of Control

Stock Option Plans. Under the terms of our stock option plans, if a participant’s employment with us terminates by reason of the participant’s death or disability, then to the extent a stock option held by such participant is vested as of the date of death or disability, such stock option may thereafter be exercised by the participant, the legal representative of the participant’s estate, the legatee of the participant under the will of the participant or the distributee of the participant’s estate, whichever is applicable, for a period of one year from the date of death or disability (in the event of disability, for a period of six months under the 1996 Time Accelerated Restricted Stock Option Plan) or until the expiration of the stated term of such Stock Option, whichever period is shorter. Any options that are not vested as of the date of death or disability will immediately lapse and be of no further force or effect.

If a participant’s employment with us terminates for any reason other than death or disability, then to the extent any stock option held by such participant is vested as of the date of such termination, such stock option may thereafter be exercised for a period of 90 days from the date of such termination or until the expiration of the stated term of such stock option, whichever period is shorter. Any options that are not vested as of the date of termination will immediately lapse and be of no further force or effect. Upon the termination of the participant’s employment by us for cause, any and all unexercised stock options granted to such participant will immediately lapse and be of no further force or effect.

In the event of a “change in control” of the Company, all stock options then outstanding and not fully vested will become fully vested and exercisable in accordance with their terms. For purposes of the stock option plans under which there are outstanding and not fully vested stock options, a “Change in Control” shall mean the happening of one of the following:

•

the acquisition by any person of beneficial ownership of our securities representing more than 50% of the combined voting power of our outstanding voting securities entitled to vote generally in the election of Directors (other than any acquisition directly from us or any of our subsidiaries or employee benefit plans and any Non-Control Acquisition, as defined below),

•

when, during any period of 24 consecutive months, there is a change in a majority of the members of the Company’s Board of Directors, other than Directors approved by a vote of at least a majority of the incumbent Directors (other than any Director whose initial assumption of office resulted from an actual or threatened election or proxy contest),

•

a reorganization, merger or consolidation or other sale of all or substantially all of our assets or the acquisition by us of assets or shares of another corporation, unless such transaction is a Non-Control Acquisition, or

•	our shareholders approve a complete liquidation or dissolution of the Company.

A “Non-Control Acquisition” means a transaction where: (a) the beneficial owners of the outstanding Common Shares and voting securities immediately prior to such transaction beneficially own more than 50% of the outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of Directors of the resulting corporation in substantially the same proportions as their ownership immediately prior to such transaction and (b) at least a majority of the Board continues in office following the transaction.

Employment Agreement with Mr. Serrao. We entered into an Amended and Restated Employment and Non-Competition Agreement dated January 2, 2001 with Mr. Serrao, as amended effective on January 1, 2009. Under this agreement, Mr. Serrao serves as our Chairman of the Board, Chief Executive Officer and President, reporting to the Board of Directors and has broad authority to manage and direct our corporate affairs and operations, subject to the reasonable control, guidelines and policies of the Board of Directors.

Pursuant to his employment agreement, Mr. Serrao is entitled to receive an annual base salary, which was $459,500 for 2008 (subject to potential increases), and may earn a potential bonus payment in an amount up to a specified percentage of his then current base salary (100% for 2008). He also is entitled to a variety of benefits, including coverage under our group health, life and disability insurance plans and other benefit programs made available to our senior executives.

Mr. Serrao’s employment agreement has no stated term. It continues until terminated by one of the methods provided in the agreement. The agreement terminates automatically upon Mr. Serrao’s death or permanent disability (such determination to be made by a qualified independent physician). In addition, either party can terminate the agreement on 90 days’ prior notice.

If the employment agreement is terminated due to Mr. Serrao’s death, we would continue to pay his salary for the remainder of the month in which his death occurred, and he would be entitled to the pro rata share of any bonus which otherwise would have been payable with respect to the year in which the death occurred.

If the employment agreement is terminated due to Mr. Serrao’s disability, Mr. Serrao would be entitled to receive the pro rata share of any bonus which otherwise would have been payable with respect to the year in which the disability occurred.

We may terminate the agreement for “cause,” which is defined to include Mr. Serrao’s conviction of, or pleading guilty or no contest to, any felony, his willful failure or refusal to perform his duties, his disclosure of our proprietary information, his breach of the non-competition or non-solicitation provisions contained in the agreement, or his fraud or embezzlement or any other act of dishonesty against us.

If we terminate the agreement without cause, Mr. Serrao is entitled to receive severance benefits in an amount equal to his then current annual base salary (payable in 12 equal monthly installments) and health, disability and insurance benefits, at our cost, for 12 months following termination, plus his pro rata share of any bonus which otherwise would have been paid with respect to the year of termination, payable at the time the bonus otherwise would have been paid had his employment continued.

Mr. Serrao may terminate the agreement for “good reason,” which is defined to include any reduction in the compensation payable under the agreement, any material reduction of the other benefits to which Mr. Serrao is entitled under the agreement, any material reduction by us in Mr. Serrao’s responsibilities, authority, title or position, the assignment to him of responsibilities or duties inconsistent with his offices or a change of control.

For purposes of the employment agreement, a “change of control” is deemed to occur if, as a result of one or more transactions (other than public offerings of securities by us), a person or group of persons acting in concert own collectively a majority of our voting securities or have the right to elect a majority of the Board. However, if

Mr. Serrao is afforded the opportunity to continue in the same positions with the surviving corporation following the change of control, with responsibilities, authority, compensation and other benefits no less favorable than those in effect prior to the change of control, Mr. Serrao may not terminate the agreement for good reason as a result of the change of control until the first anniversary of the change of control.

If Mr. Serrao terminates the agreement for good reason, he is entitled to receive the same severance benefits (other than the pro rata share of the bonus) as if we terminated his employment without cause, plus payment of the full amount of the bonus that otherwise could have been payable to him with respect to the year of termination, with the bonus payable in 12 equal monthly installments payable at the same time as the continuing payments of his base salary.

The following table provides the dollar amounts we would pay to Mr. Serrao pursuant to his employment agreement in the event of termination or a change of control. For purposes of this table, we have assumed the termination or change of control event occurred on December 31, 2008.

Termination Event	Cash Severance Payments	Health, Disability and Insurance Benefits(1)
Involuntary Termination without Cause	$459,500(2)	$25,300
Involuntary Termination with Cause	$0	$0
Termination for Good Reason	$459,500(3)	$25,300
Death	$0(4)	$0
Disability	—(5)	—(5)

Change of Control (Without Termination)	—(5)	—(5)
Change of Control (With Termination for Cause or Good Reason)	$459,500	$25,300

(1)	Valued as the net cost to us at December 31, 2008 for the benefits to be provided under the employment agreement.

(2)

In addition to the severance benefits, Mr. Serrao would be entitled to receive the pro rata share of any bonus which otherwise would have been payable with respect to the year in which the termination occurred, payable at the time the bonus is paid to other employees.

(3)

In addition to the severance benefits, Mr. Serrao would be entitled to receive the full amount of any bonus which otherwise would have been payable with respect to the year in which the termination occurred, payable in twelve equal monthly installments.

(4)	Mr. Serrao would continue to receive salary through the month in which the death occurred.

(5)	No additional compensation would be payable to Mr. Serrao upon disability or a change of control (without termination) that is not similarly provided to our other employees.

None of our other named executive officers are entitled to receive payments or other compensation in connection with termination or a change in control, other than benefits that are provided to all of our employees.

Compensation of Directors

Directors who are also our employees do not receive additional compensation for serving as Directors. During 2008, each non-employee Director received a retainer of $8,000 per quarter and a fee of $3,000 for attending each Board of Directors meeting and a fee of $2,000 for attending each committee meeting on which the Director serves, including any special committees of the Board (except a Director receives a fee of $500 for attending each Nominating Committee meeting). Members of any special committees of the Board are paid a retainer of $1,500 per quarter. The Audit Committee Chairman also received an annual retainer of $10,000, the Compensation Committee Chairman received an annual retainer of $5,000 and the Chairman of any special committee of the Board receives a retainer of $2,500 per quarter. In the past, we have not compensated Directors for telephonic Board or committee meetings, other than telephonic meetings of special committees of the Board. Directors are also reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof. In addition, Directors who are not employees are eligible to receive options under our 2005 Directors Stock Option Plan. These options are issued at such times and in such amounts as may be determined by the Directors Stock Option Plan Committee. The Directors Stock Option Plan Committee did not award stock options to Directors in 2008 because of the Company’s stock price performance in 2007.

In the following table, we have included information regarding the compensation paid during 2008 to the members of the Board of Directors, other than Mr. Serrao, who receives no compensation for being a Director:

Name	Fees Earned or Paid in Cash ($)	Option Awards(1) ($)	All Other Compensation(2) ($)	Total ($)
Robert E. Hunter	$82,423	$72,441	—	$154,864
James T. Kelly	$68,000	$72,441	—	$140,441
Martin J. Mannion(3)	$33,000	$72,441	—	$105,441
Gerard M. Moufflet	$84,654	$72,441	—	$157,095
Lonnie H. Norris(4)	$0	$0	—	$0
Derril W. Reeves	$94,404	$72,441	—	$166,845
Steven J. Semmelmayer	$65,654	$13,924	—	$79,578

(1)

Awards are non-qualified stock options, valued in the manner and using the assumptions described in Note 11 to our Consolidated Financial Statements for the year ended December 31, 2008 included in our annual report on Form 10-K for the year ended December 31, 2008. At December 31, 2008, the aggregate number of option awards outstanding and held by each Director was as follows: Dr. Hunter—45,875; Mr. Kelly—119,375; Mr. Mannion—0; Mr. Moufflet—60,125; Dr. Norris—0; Mr. Reeves—90,800; and Mr. Semmelmayer—10,000.

(2)	The aggregate value of perquisites and other personal benefits or property paid to each Director is less than $10,000. We pay no other compensation to the Directors.

(3)	Mr. Mannion did not stand for re-election at the 2008 annual meeting of stockholders.

(4)	Dr. Norris was not a member of the Board of Directors during 2008.

Our Equity Plans

The following is a summary of our shareholder approved and non-approved equity plans as of December 31, 2008 (in thousands, except per share amounts):

	(a)	(b)	(c)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
Equity compensation plans not approved by security holders	—	$—	—

Equity compensation plans approved by security shareholders (excluding ESPP)	1,816	$10.78	588

Equity compensation plans approved by security shareholders (ESPP only)	N/A	N/A	62

Total all plans	1,816	$10.78	650

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We did not enter into any transaction with a related person during 2008 other than executive officer and Director compensation disclosed in this Proxy Statement.

Our Board of Directors has adopted written policies and procedures for approving related party transactions. The types of transactions covered under the policy include any transaction we enter into with any Related Party (as defined below), other than transactions available to all employees generally, or de minimus transactions. For purposes of our written policy, a “Related Party” includes:

•	our officers who are required to file reports under Section 16 of the Securities Exchange Act of 1934, as amended (a “Section 16 Reporting Officer”),

•	our Directors,

•	our shareholders owning in excess of five percent of our stock,

•	immediate family members of any of our Section 16 Reporting Officers or our Directors, or

•

any entity which is owned or controlled by someone listed above (other than an immediate family member) or an entity in which someone listed above (other than an immediate family member) has a substantial ownership interest or control of such entity.

These transactions are reviewed by the Audit Committee or the disinterested Directors of the Board, except for executive officer compensation matters which generally are approved by the Compensation Committee. We have not identified any related party transactions that did not require review, approval or ratification. We have not identified any related party transaction for which we did not follow our applicable policies and procedures.

PRINCIPAL SHAREHOLDERS

Security Ownership of Certain Beneficial Owners. In the following table, we have included information regarding beneficial ownership of our Common Stock as of March 4, 2009, by each person who is known to us to own beneficially more than 5% of the outstanding shares of Common Stock, based upon reports filed by the person with the Securities and Exchange Commission (except information regarding beneficial ownership by Gregory A. Serrao which is provided under “Security Ownership of Management”).

	Shares Beneficially Owned(1)
Name and Address of Beneficial Owner	Number	Percentage
Bares Capital Management, Inc.(2) 221 W. 6th Street, Suite 1225 Austin, TX 78701	1,323,912	10.3%

Skystone Advisors LLC(3) Two International Place, Suite 1800 Boston, MA 02110	1,255,755	9.7%

Brown Brothers Harriman & Co.(4) 140 Broadway New York, New York 10005	1,202,650	9.3%

TimesSquare Capital Management, LLC(5) 1177 Avenue of the Americas, 39th Floor New York, New York 10036	1,188,450	9.2%

Teton Capital Partners, L.P.(6) 610 West 5th Street, Suite 600 Austin, TX 78701	945,049	7.3%

Dimensional Fund Advisors LP(7) Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	804,016	6.2%

FMR LLC(8) 82 Devonshire Street Boston, MA 02109	776,286	6.0%

DUMAC, LLC(9) 406 Blackwell Street, Suite 300 Durham, NC 27701	674,000	5.2%

(1)

As of March 4, 2009, a total of 12,948,575 shares of Common Stock were outstanding. Except as otherwise indicated, the persons listed as beneficial owners of the Common Stock have sole voting and investment power with respect to those shares. Certain of the information contained in this table, including related footnotes, is based upon the Schedule 13G filings made by the beneficial owners identified herein.

(2)

Bares Capital Management, Inc. has advised that, as of December 11, 2008, Bares Capital Management, Inc., as investment adviser, has sole voting and dispositive power with respect to 32,738 shares and shared voting power and dispositive power with respect to 1,291,174 shares. Includes shares reported in the table above for DUMAC, LLC.

(3)

Skystone Advisors LLC, Kerry Nelson and HSO Limited Partnership (The Cayman Corporate Centre, 4th Floor, 27 Hospital Road, Georgetown, Grand Cayman, Cayman Islands, British West Indies) have advised that, as of December 31, 2008, Skystone Advisors LLC and Kerry Nelson have shared voting power and shared dispositive power with respect to 1,255,755 shares, and HSO Limited Partnership has shared voting power and shared dispositive power with respect to 817,390 shares. Skystone Advisors LLC is the investment members of the general partner of HSE Master Fund Limited Partnership. Ms. Nelson is the managing member of Skystone Advisors LLC.

(4)

Brown Brothers Harriman & Co., 1818 Masters Partners Ltd., Timothy E. Hartch and Richard H. Witmer have advised that as of December 31, 2008, Brown Brothers Harriman & Co., 1818 Masters Partners Ltd. and Messrs. Hartch and Witmer have shared voting power and shared dispositive power with respect to 1,172,650 shares. Mr. Witmer also has sole voting power and sole dispositive power with respect to 30,000 shares, and Mr. Hartch has sole voting power and sole dispositive power with respect to 1,350 shares.

(5)

The Common Stock is held by investment advisory clients of TimesSquare Capital Management, LLC as of December 31, 2008. TimesSquare Capital Management, LLC has advised that it has sole voting power with respect to 1,092,750 shares and sole dispositive power with respect to 1,188,450 shares.

(6)

Teton Capital Partners, L.P. (the “Fund”), Ancient Art, L.P. (the Fund’s investment manager), Whitney, L.P. (the general partner of the Fund), Trango II, L.L.C. (general partner of Ancient Art, L.P. and Whitney, L.P.), and Quincy J. Lee (principal of Trango II, L.L.C.), have advised that as of December 31, 2008, they have sole voting and dispositive power with respect to 945,049 shares.

(7)

Dimensional Fund Advisors LP has advised that as of December 31, 2008, in its role as investment advisor or manager, it possesses sole voting power with respect to 778,423 shares and sole dispositive power with respect to 804,016 shares. Dimensional Fund Advisors LP disclaims beneficial ownership of the shares.

(8)

FMR LLC and Edward C. Johnson 3d have advised that as of December 31, 2008, FMR LLC and Mr. Johnson have sole dispositive power with respect to 776,286 shares, and FMR LLC has sole voting power with respect to 546,909 shares. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC, is the beneficial owner of 229,377 shares as a result of acting as investment adviser to various investment companies. Pyramis Global Advisors, LLC, an indirect wholly-owned subsidiary of FMR LLC, is an investment adviser and the beneficial owner of 279,550 shares. Pyramis Global Advisors Trust Company, an indirect wholly-owned subsidiary of FMR LLC is a bank and is the beneficial owner of 263,504 shares.

(9)

DUMAC, LLC has advised that it provides investment management services to Duke University, The Duke Endowment, and the Employees’ Retirement Plan of Duke University. As of December 31, 2008, Duke University has sole voting and dispositive power with respect to 422,000 shares, The Duke Endowment has sole voting and dispositive power with respect to 179,000 shares and the Employees’ Retirement Plan of Duke University has sole voting and dispositive power with respect to 73,000 shares. These shares are also reflected in the amounts set forth in the table for Bares Capital Management, Inc.

Security Ownership of Management. The following information is set forth with respect to the shares of Common Stock beneficially owned as of March 4, 2009 (including stock options exercisable within 60 days thereafter), by all Directors and nominees for election as Directors of the Company, each of the named executive officers and all Directors and all individuals who were executive officers of the Company on March 4, 2009, as a group:

Name(1)	Common Stock Subject to Currently Exercisable Options(2)	Common Stock Beneficially Owned(3)		Total Common Stock Beneficially Owned		Percentage of Class(4)
Gregory A. Serrao	356,563	487,200	(5)	843,763	(5)	6.3%
Breht T. Feigh	313,123	42,865		355,988		2.7%
Michael J. Vaughan	244,700	18,418		263,118		2.0%
Mark W. Vargo	22,350	0		22,350		*
James T. Kelly	107,542	14,250		121,792		*
Derril W. Reeves	84,967	4,500		89,467		*
Gerard M. Moufflet	54,292	6,024		60,316		*
Robert E. Hunter, D.M.D.	40,042	1,050		41,092		*
Steven J. Semmelmayer	0	0		0		*
Lonnie H. Norris, D.M.D., M.P.H.	0	0		0		*
All executive officers and Directors as a group (10 persons)	1,223,579	574,307		1,797,886		12.7%

*	Less than 1%

(1)	The address for each person is American Dental Partners, Inc., 401 Edgewater Place, Suite 430, Wakefield, Massachusetts 01880.

(2)

Includes stock options exercisable within 60 days of March 4, 2009, granted under various incentive plans maintained by the Company. The beneficial owner has no voting power or investment power with respect to these shares prior to exercising the options.

(3)

Unless otherwise indicated, beneficial ownership of the Common Stock includes both sole voting power and sole investment power, or voting power and investment power that is shared with the spouse and/or minor children of the Director or executive officer.

(4)

Percentage based solely on “Total Common Stock Beneficially Owned.” With respect to each person in the table, “Common Stock Subject to Currently Exercisable Options” is deemed to be outstanding for purposes of computing such person’s percentage ownership, but not for any other person’s computation.

(5)	Includes 11,900 shares owned by a family trust, of which Mr. Serrao is the grantor and trustee, and 7,500 shares held by Mr. Serrao’s wife.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors and consistent with its other responsibilities, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight relating to the integrity of our financial statements and our systems of internal accounting and financial controls. The Audit Committee is composed entirely of Directors who are independent under the standards applicable to audit committee members under the Nasdaq Rules.

In discharging its oversight responsibilities, the Audit Committee engaged our independent accountant for the audit of our consolidated financial statements for the year ended December 31, 2008, as well as a review and assessment of our internal controls relating to financial reporting as required under the Sarbanes-Oxley Act of 2002, and approved in advance all audit and non-audit services performed by our independent accountant. In addition, the Audit Committee discussed with the independent accountants its independence from the Company and our management, obtained from the independent accountants the written independence disclosures required by the Public Company Accounting Oversight Board and has satisfied itself as to the independent accountant’s independence.

The Audit Committee provided the independent accountant with full access to the Audit Committee, discussed and reviewed with the independent accountant the communications required by Statement on Auditing Standards No. 61, “Communication With Audit Committees,” as amended by Auditing Standard No. 90, and discussed and reviewed the results of the independent accountant’s audit of our financial statements.

The Audit Committee reviewed our audited financial statements as of and for the year ended December 31, 2008 with management and the independent accountant. The Audit Committee also discussed with the independent accountant, with and without management present, its assessment of the adequacy and effectiveness of our accounting and financial controls and the overall quality of our financial reporting. Management has the responsibility for the preparation of our financial statements, and the independent accountant has the responsibility for performing an independent audit of those statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon.

Based upon the reviews, discussions and other activities referred to above, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.

James T. Kelly, Chairman

Gerard M. Moufflet

Derril W. Reeves

Steven J. Semmelmayer

PROPOSAL 2—AMENDMENT OF OUR 1997 EMPLOYEE STOCK PURCHASE PLAN

Our Board of Directors originally adopted the 1997 Employee Stock Purchase Plan (the “Stock Purchase Plan”) in October 1997, effective December 1, 1997. The Stock Purchase Plan was approved by our shareholders on October 29, 1997. The Board of Directors has approved an amendment to the Stock Purchase Plan to increase by 250,000 shares the total number of shares of Common Stock subject to the Plan and directed that the amendment be submitted to our shareholders for approval. The amendment will not be effective if not approved by the shareholders.

Description of the Plan

The purpose of the Stock Purchase Plan is to provide our employees with the opportunity to participate in the growth and success of the Company by purchasing shares of our Common Stock through payroll deductions. The Plan is intended to meet the requirements of Section 423 of the Internal Revenue Code, as amended which provides special tax treatment with respect to participation in qualified employee stock purchase plans.

Under the Stock Purchase Plan, subject to the requirements of Section 423 of the Internal Revenue Code, as amended, any employee of the Company or any of our subsidiaries who, as of the beginning of an Option Period (defined below), has been continuously employed by the Company or any of our subsidiaries (or any combination thereof) for at least six months and who works at least 20 hours per week may purchase Shares under the Plan. The Plan operates over the course of successive “Option Periods”—January 1 through June 30 and July 1 through December 31 of each year. Each eligible employee who has enrolled in the Plan for that Option Period contributes a portion of the compensation paid to him or her during the Option Period toward the purchase of Shares. At the end of each Option Period, the amount contributed by the Participant during the Option Period will be applied to the purchase of Shares at the discounted price equal to the lesser of 85% of the fair market value of the Shares at the beginning of the Option Period or 85% of the fair market value of the Shares at the end of the Option Period.

Description of the Amendment

The Stock Purchase Plan was originally adopted in October 1997, effective December 1, 1997, and subsequently amended in 2000 and in 2007 to increase the number of Shares subject to the Plan. Prior to the Board of Director’s approval of an amendment to the Plan of an additional 250,000 shares on February 24, 2009, the total number of Shares subject to the Stock Purchase Plan was 550,000, of which 487,672 were issued and outstanding as of March 4, 2009. As proposed to be amended, the total number of Shares available for issuance would be increased by 250,000 shares, which would mean that a total of 800,000 Shares would be authorized under the Plan, with a total of 312,328 available for issuance.

As long as our share price remains low in this current market, and as we continue to grow and add employees, we anticipate an increase in the number of Shares purchased under the Stock Purchase Plan. Without authorizing additional Shares available for purchases under the Stock Purchase Plan, we would be unable to continue the Stock Purchase Plan and could be disadvantaged in attracting and retaining employees. Based upon the current level of participation in the Plan and based upon our current share price, we believe that the increased number of Shares subject to the Plan will be sufficient to meet the needs under the Plan for a period of three years.

The affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote and present or represented by proxy at the Annual Meeting will be required for approval of this proposal. Broker non-votes and abstentions will have the same effect as votes against the proposal.

Board Recommendation

The Board of Directors recommends a vote FOR the amendment to the Stock Purchase Plan to increase by 250,000 shares the shares subject to the Stock Purchase Plan.

PROPOSAL 3—AMENDMENT OF OUR 2005 EQUITY INCENTIVE PLAN

Our Board of Directors originally adopted the 2005 Equity Incentive Plan (the “EIP”) in 2005. The EIP was approved by our shareholders on April 26, 2005, and the EIP was effective on April 26, 2005, and was amended in 2008 to increase the number of shares subject to the EIP. The Board of Directors has approved an amendment to the EIP to increase by 450,000 shares the total number of shares of Common Stock subject to the EIP and directed that the amendment be submitted to our shareholders for approval. The amendment will not be effective if not approved by the shareholders.

The affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote and present or represented by proxy at the Annual Meeting will be required for approval of this proposal. Abstentions, and shares not voted by shareholders of record present or represented at the Meeting and entitled to vote, will have the same effect as a vote cast against the proposal. Broker non-votes will have no effect on the outcome. Proxies received by the Company and not revoked prior to or at the Meeting will be voted for this proposal unless otherwise instructed by the shareholders.

Board Recommendation

The Board of Directors recommends a vote FOR the amendment to the EIP to increase by 450,000 shares the shares subject to the EIP.

Summary of the 2005 Equity Incentive Plan

General. The EIP includes provisions which provide for the grant of (a) incentive stock options (“ISOs”) intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), (b) stock options not intended to qualify under Section 422 of the Code (“NQSOs”), (c) shares of Common Stock of the Company (the “Shares”) which will be subject to a vesting schedule based upon the recipient’s continued employment (“Restricted Shares”), (d) Shares which will be subject to a vesting schedule based upon certain performance objectives (“Performance Shares”), and (e) the right to receive Shares at the end of a specified deferral period (“Deferred Shares”). ISOs and NQSOs are collectively referred to as “Stock Options.” Stock Options, Restricted Shares, Performance Shares and Deferred Shares are collectively referred to as “Awards.”

Administration. The EIP is administered by a committee of the Board of Directors comprised of two or more members who qualify as (a) “non-employee directors” under Rule 16(b)-3 under the Securities Exchange Act of 1934, as amended, (b) “independent directors” under the rules of The Nasdaq Stock Market, Inc., or such other stock exchange on which the Company’s shares may be traded, and (c) “outside directors” within the meaning of Section 162(m) of the Code.

Participants. The persons eligible to receive Awards under the EIP include officers who are employees, and other key employees, of the Company or a subsidiary, as determined or approved by the Committee (the “Participants”).

Amendment and Repricing. No amendment to the EIP may be made by Board action without shareholder approval if the amendment would require shareholder approval under applicable law or regulation, or if the amendment is a “material amendment.” A “material amendment” to the EIP means (i) any material increase in the number of shares to be issued under the EIP (other than to reflect a reorganization, stock split, merger, spinoff or similar transaction); (ii) any material increase in benefits to Participants, including any amendment to permit a repricing of outstanding stock options, to reduce the price at which stock options may be offered, or to extend the duration of the EIP; (iii) any material expansion of the class of Participants eligible to participate in the EIP; and (iv) any expansion in the types of stock options or awards provided under the EIP. The Committee may not adjust or amend the exercise price of stock options previously granted, whether through amendment, cancellation or replacement grants or any other means (a “repricing”) unless the Company obtains shareholder approval for such repricing.

Shares Subject To EIP. The maximum aggregate number of Shares that may be issued under the EIP, if the shareholders approve the amendment proposed at this Annual Meeting, is 1,150,000. The maximum aggregate number of Shares that may be issued upon exercise of ISOs granted under the EIP is 150,000. The maximum aggregate number of Shares with respect to which Awards may be made to any single Participant under the EIP during any single calendar year is 100,000. Shares that are forfeited or returned to the Company in payment of the exercise price or tax withholding with respect to Awards will again be available for equity awards under the EIP. Awards may be granted alone or in addition to other Awards granted under the EIP.

Stock Options. Each Stock Option will have an exercise price per Share that is not less than the fair market value of the Shares on the date the option is granted, provided that if at the time an ISO is granted, the Participant owns stock possessing more than 10% of the total combined voting power of all classes of the stock of the Company (a “10% Holder”), the exercise price per Share will be at least 110% of the fair market value of the Shares subject to the ISO on the date of grant.

Payment of the exercise price of Stock Options may be made by certified or bank cashier’s check or other form of payment acceptable to the Company (“Cash Payment”), or, if approved by the Committee, by delivery of unrestricted Shares having a fair market value on the date of delivery equal to the total exercise price, surrender of Shares subject to the Stock Option which have a fair market value equal to the total exercise price at the time of exercise, or a combination of these.

A Stock Option will be exercisable only with respect to the Shares which have become vested pursuant to the terms of that Stock Option, and the Stock Option will become vested on the dates or on the basis of such other criteria as the Committee may determine. No Stock Option will be exercisable after the expiration of 10 years from its grant. In addition, with respect to ISOs, if the grantee is a 10% Holder, the ISO will not be exercisable after the expiration of 5 years from the date on which it is granted.

An ISO may be transferred only upon the Participant’s death by will or the laws of descent and distribution. NQSOs may be transferred by will or the laws of descent and distribution, and the Committee may provide for the irrevocable transfer, without payment of consideration, of any NQSO by a Participant during the Participant’s lifetime to specified members of the Participant’s family.

Unless otherwise determined by the Committee at or before grant, if a Participant’s employment with the Company and its subsidiaries terminates, then unvested Stock Options will automatically terminate. To the extent the Stock Option is vested as of the termination date, the Stock Option may be exercised by the Participant during the following periods: (i) if the termination is a result of the Participant’s death or disability, the vested portion of the Stock Option will be exercisable for a period of one year from the date of death or disability, or (ii) if a Participant’s employment terminates for any other reason, then the vested portion of the Stock Option may be exercised for a period of 90 days from the date of termination.

Restricted Shares. The EIP authorizes the Committee to award Restricted Shares subject to vesting over such period. The Restricted Shares will not be transferable during the period of those restrictions.

The purchase price for Restricted Shares will be any price set by the Committee and may be zero. Payment of the purchase price, if any, will be made by a Cash Payment, or, if approved by the Committee, by delivery of unrestricted Shares having a fair market value on the date of delivery equal to the total purchase price, or a combination of these.

Restricted Shares will be issued with an appropriate legend reflecting the applicable restrictions. Upon the expiration of the restriction period without forfeiture of the Restricted Shares, unrestricted Shares will be delivered to the Participant.

Except as provided in the EIP or the agreement applicable to Restricted Shares, a Participant awarded Restricted Shares will have all of the rights of a shareholder in the Company with respect to those Restricted Shares, including the right to vote the Restricted Shares and the right to receive any dividends or other distributions with respect to the Restricted Shares, provided that such rights shall terminate automatically with respect to any Restricted Shares that are forfeited.

If a Participant’s employment by the Company and its subsidiaries terminates before the end of the restriction period with the consent of the Committee or upon a Participant’s death or disability, the Committee may authorize the retention by such Participant of all or a portion of the Restricted Shares which would have been retained by him had his employment continued until the end of the restriction period. Otherwise, all Restricted Sharers still subject to restriction at the time of any such termination will be forfeited. If a Participant’s employment by the Company and its subsidiaries terminates before the end of the restriction period for any other reason, all Restricted Shares awarded to the Participant and still subject to restrictions will be forfeited.

Performance Shares. The Committee may award Performance Shares that are subject to vesting based upon achievement of one or more performance goals over a performance period established by the Committee at the time of the Award. The performance goals may be one or any combination of the following: revenue, earnings or earnings per share, earnings from operations, cash flow, return on capital, shareholder return, achievement of cost control, or stock price of the Company. The performance goals may also be based upon attaining specified levels of Company performance under one or more of these measures relative to the performance of other companies. The performance goals may be established on a Company-wide basis or with respect to one or more subsidiaries, operating units, divisions, or ventures of the Company.

The purchase price for Performance Shares will be any price set by the Committee and may be zero. Payment of the purchase price, if any, will be made by a Cash Payment, or, if approved by the Committee, by delivery of unrestricted Shares having a fair market value on the date of delivery equal to the total purchase price, or a combination of these.

Performance Shares will be issued with an appropriate legend reflecting the applicable restrictions. Upon the expiration of the restriction period without forfeiture of the Performance Shares, unrestricted Shares will be delivered to the Participant.

Except as provided in the EIP or the agreement applicable to Performance Shares, a Participant who is awarded Performance Shares will have all of the rights of a shareholder in the Company with respect to those Performance Shares, including the right to vote the Performance Shares and the right to receive any dividends or other distributions with respect to the Performance Shares, provided that such rights will terminate automatically with respect to any Performance Shares that are forfeited.

If a Participant’s employment by the Company and its subsidiaries terminates before the end of the performance period and any additional restriction period with the consent of the Committee or upon a Participant’s death or disability, the Committee may authorize the retention by such Participant of all or a portion of the Performance Shares which would have been retained by him had his employment continued until the end of the performance period and any additional restriction period. Otherwise, all Performance Shares still subject to restriction at the time of any such termination will be forfeited. If a Participant’s employment by the Company and its subsidiaries terminates before the end of the Performance Period and any additional restriction period for any other reason, all Restricted Shares awarded to the Participant and still subject to restrictions will be forfeited.

Deferred Shares. The Committee may also award Deferred Shares to Participants. Deferred Shares will not be issued until the expiration of a pre-established deferral period and satisfaction of any other terms and conditions established by the Committee.

The purchase price for Deferred Shares will be any price set by the Committee and may be zero. Payment of the purchase price, if any, will be made by a Cash Payment, or, if approved by the Committee, by delivery of unrestricted Shares having a fair market value on the date of delivery equal to the total purchase price, or a combination of these.

During the Deferral Period, the Participant will not be permitted to transfer any rights with respect to the Deferred Shares. Upon expiration of the deferral period and satisfaction of all other conditions to issuance of the Deferred Shares, the Company will issue to the Participant the Shares covered by the Deferred Share Award.

Deferred Shares will be credited with an amount equal to the dividends, if any, paid by the Company during the deferral period. Such amounts will be credited as of the payment date of such dividends and converted into an additional number of Deferred Shares (based on the fair market of a Share on the payment date) to be held under the same terms and conditions as the Deferred Shares with respect to which such dividend equivalents were credited.

No Participant will have any rights of a shareholder of the Company with respect to Deferred Shares covered by an Award unless and until the Deferred Shares have been duly issued and delivered to the Participant.

Change In Control. In the event of a “change in control” of the Company (as defined in the EIP), all Stock Options then outstanding and not fully vested will become fully vested and exercisable in accordance with their terms, and the restrictions applicable to any Restricted Shares and Performance Shares will lapse and such Shares will be fully vested. The change in control provisions do not apply to Awards of Deferred Shares.

Changes In Capital Structure. In the event the Company changes its outstanding Shares by reason of stock splits, stock dividends, or any other increase or reduction in the number of outstanding Shares without receiving consideration in the form of money, services, or other property deemed appropriate by the Board, the aggregate number of Shares subject to the EIP, the limitations on numbers of Shares which may be allocated to certain types of Awards or to certain Participants, and the number of Shares and exercise price of outstanding Awards will be proportionally adjusted. In addition, in the event of any other recapitalization, corporate separation or division, or merger, consolidation or other reorganization of the Company, the Committee shall make appropriate adjustments with respect to the terms of outstanding Awards.

Term. The EIP will terminate on April 26, 2015, unless earlier terminated by the Board of Directors. Termination of the EIP will not affect Awards made prior to termination.

Federal Income Tax Effects. The federal income tax consequences applicable to the Company and Participants in connection with Awards under the EIP are complex and depend, in large part, on surrounding facts and circumstances. Under current federal income tax laws, a Participant will generally recognize income, and the Company will be entitled to a deduction, with respect to NQSOs, Restricted Shares, Performance Shares, and Deferred Shares as follows:

ISOs. With respect to ISOs, in general, for federal income tax purposes under the present law:

(i) Neither the grant nor the exercise of an ISO, by itself, results in income to the Participant; however, the excess of the fair market value of the common shares at the time of exercise over the option price is includable in alternative minimum taxable income (unless there is a disposition of the common shares acquired upon exercise of the ISO in the taxable year of exercise) which may, under certain circumstances, result in an alternative minimum tax liability to the participant.

(ii) If the common shares acquired upon exercise of an ISO are disposed of in a taxable transaction after the later of two years from the date on which the ISO is granted or one year from the date on which such common shares are transferred to the Participant, long-term capital gain or loss will be realized by the Participant in an amount equal to the difference between the amount realized by the Participant and the Participant’s basis which, except as provided in (v) below, is the exercise price.

(iii) Except as provided in (v) below, if the common shares acquired upon the exercise of an ISO are disposed of within the two-year period from the date of grant or the one-year period after the transfer of the common shares to the Participant (a “disqualifying disposition”):

(a) Ordinary income will be realized by the Participant at the time of such disposition in the amount of the excess, if any, of the fair market value of the common shares at the time of such exercise over the option price, but not in an amount exceeding the excess, if any, of the amount realized by the Participant over the option price.

(b) Short-term or long-term capital gain will be realized by the Participant at the time of any such taxable disposition in an amount equal to the excess, if any, of the amount realized over the fair market value of the common shares at the time of such exercise.

(c) Short-term or long-term capital loss will be realized by the Participant at the time of any such taxable disposition in an amount equal to the excess, if any, of the option price over the amount realized.

(iv) No deduction will be allowed to the Company with respect to ISOs granted or common shares transferred upon exercise thereof, except that if a disposition is made by the Participant within the two-year period or the one-year period referred to above, the Company will be entitled to a deduction in the taxable year in which the disposition occurred in an amount equal to the amount of ordinary income realized by the Participant making the disposition.

(v) With respect to the exercise of an ISO and the payment of the option price by the delivery of common shares, to the extent that the number of common shares received does not exceed the number of common shares surrendered, no taxable income will be realized by the Participant at that time, the tax basis of the common shares received will be the same as the tax basis of the common shares surrendered, and the holding period (except for purposes of the one-year period referred to in (iii) above) of the Participant in common shares received will include his holding period in the common shares surrendered. To the extent that the number of common shares received exceeds the number of common shares surrendered, no taxable income will be realized by the Participant at that time; such excess common shares will be considered ISO stock with a zero basis; and the holding period of the Participant in such common shares will begin on the date such common shares are transferred to the Participant. If the common shares surrendered were acquired as the result of the exercise of an ISO and the surrender takes place within two years from the date the ISO relating to the surrendered common shares was granted or within one year from the date of such exercise, the surrender will result in a disqualifying disposition and the Participant will realize ordinary income at that time in the amount of the excess, if any, of the fair market value at the time of exercise of the common shares surrendered over the basis of such common shares. If any of the common shares received are disposed of in a disqualifying disposition, the Participant will be treated as first disposing of the common shares with a zero balance.

NQSOs. With respect to NQSOs, in general, for federal income tax purposes under present law:

(i) The grant of a NQSO by itself, does not result in income to the Participant.

(ii) Except as provided in (v) below, the exercise of a NQSO (in whole or in part, according to its terms) results in ordinary income to the Participant at that time in an amount equal to the excess (if any) of the fair market value of the common shares on the date of exercise over the option price.

(iii) Except as provided in (v) below, the tax basis of the common shares acquired upon exercise of a NQSO, which is used to determine the amount of any capital gain or loss on a future taxable disposition of such shares, is the fair market value of the common shares on the date of exercise.

(iv) No deduction is allowable to the Company upon the grant of a NQSO but, upon the exercise of a NQSO, a deduction is allowable to the Company at that time in an amount equal to the amount of ordinary income realized by the Participant exercising such NQSO, provided the Company satisfies applicable withholding requirements.

(v) With respect to the exercise of a NQSO and the payment of the option price by the delivery of common shares, to the extent that the number of common shares received does not exceed the number of common shares surrendered, no taxable income will be realized by the Participant at that time, the tax basis of the common shares received will be the same as the tax basis of the common shares surrendered, and the holding period of the Participant in the common shares received will include his holding period in the common shares surrendered. To the extent that the number of common shares received exceeds the number of common shares surrendered, ordinary income will be realized by the Participant at that time in the amount of the fair market value of such excess common shares; the tax basis of such excess common shares will be equal to the fair market value of such common shares at the time of exercise; and the holding period of the Participant in such common shares will begin on the date such common shares are transferred to the Participant.

Restricted Shares and Performance Shares. A Participant generally will not realize income upon an award of Restricted Shares or Performance Shares. However, a Participant who receives Restricted Shares or Performance Shares will realize as ordinary income at the time of the lapse of the applicable restrictions an amount equal to the fair market value of the Restricted Shares or Performance Shares at the time of such lapse. Alternatively, a Participant may elect within 30 days of receipt to include as ordinary income on the date of receipt of the Restricted Shares or Performance Shares an amount equal to the value of the Shares at that time. At the time the Participant realizes ordinary income, the Company will be entitled to deduct the same amount as the ordinary income realized by the Participant, provided the Company satisfies applicable withholding requirements.

Deferred Shares. Except as described below, a Participant generally will not realize income upon an award of Deferred Shares. However, a Participant who receives Shares subject to a Deferred Share Award will realize as ordinary income at the time of receipt an amount equal to the fair market value of such Shares, and the Company will be entitled to deduct the same amount as the ordinary income realized by the Participant, provided the Company satisfies applicable withholding requirements. Notwithstanding the foregoing, at the time Deferred Shares are awarded, if they are awarded without vesting restrictions, or when the Award vests, FICA and Medicare taxes will be payable based upon the value of the Deferred Shares at the time.

IRS Code Section 162(m). Under Section 162(m) of the Internal Revenue Code, the allowable federal income tax deduction by the Company for compensation paid to certain of its executive officers is limited to $1,000,000 per year per covered employee. “Performance-based compensation” is generally excluded from this deduction limit. Grants (excluding grants of Restricted Shares or Deferred Shares that vest solely upon the passage of time) under the 2005 Plan are intended to qualify as performance-based compensation under Section 162(m) and the applicable regulations, which require that the 2005 Plan has been approved by Stockholders.

Code Section 409A. To the extent that any Award under the 2005 Plan is or may be considered to involve a nonqualified deferred compensation plan or deferral subject to Code Section 409A, the Company intends that the terms and administration of such Award shall comply with the provisions of such section, applicable IRS guidance and good faith reasonable interpretations thereof.

Burn Rate

The Company’s average annual burn rate, which is the total number of equity awards granted in a given year divided by the number of Shares outstanding, for 2005 through 2008 is 1.79%. The annual burn rate for 2008, 2007, 2006 and 2005 was 0.81%, 2.13%, 2.32% and 2.00%, respectively. As described above, the selection of officers and employees who will receive Awards under the EIP, and the size and types of Awards, will be determined by the Committee in its discretion. The following table sets forth the stock options that were granted under the EIP during 2008:

Name	Dollar Value	Number of Options
Gregory A. Serrao	—	—
Breht T. Feigh	—	—
Michael J. Vaughan	—	—
Mark W. Vargo	$29,484	4,200
Executive Officers, as a group	$29,484	4,200
Non-employee Directors, as a group	$46,700	10,000
Employees who are not Executive Officers, as a group	$620,019	89,700

PROPOSAL 4—RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANT

Our Audit Committee and Board of Directors is asking shareholders to ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent auditor to audit our financial statements for the fiscal year ending December 31, 2009. In the event the shareholders fail to ratify the appointment of PwC, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our shareholders.

A representative of PwC is expected to be present at the meeting and be available to respond to appropriate questions and, although PwC has indicated that no statement will be made, an opportunity for a statement will be provided.

Independent Accountant Fees

The following table presents fees for services rendered by our principal independent accountant during the last two fiscal years:

	2008	2007
Audit fees(1)	$782,775	$760,725
Audit-related fees(2)	—	86,500
Tax fees(3)	56,000	42,500
All other fees	—	—

(1)	Includes services rendered in preparation of audited financial statements, quarterly reviews, registration statements and advice on accounting matters.

(2)	Primarily includes services related to due diligence performed on acquisition/affiliation transactions.

(3)	Consists primarily of tax compliance and preparation services.

Auditor Independence

None of the time devoted by the independent accountant on its engagement to audit our financial statements for the year ended December 31, 2008 is attributable to work performed by persons other than employees of the independent accountant.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has pre-approved all audit and non-audit services provided to the Company by our independent accountant. The Audit Committee has not adopted a pre-approval policy that would permit management to engage the independent accountant. However, the Chairman of the Audit Committee may pre-approve the rendering of services on behalf of the Audit Committee, provided that each pre-approval by the Chairman is presented to the full Audit Committee at its next scheduled meeting.

Board Recommendation

The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor for the fiscal year ending December 31, 2009.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) at the 2010 annual meeting of shareholders must be received by the Company on or before November 22, 2009, for inclusion in the proxy statement and form of proxy relating to the 2010 annual meeting of shareholders. In order for a shareholder proposal outside of Rule 14a-8 under the Exchange Act to be considered timely within the meaning of Rule 14a-4(c) of the Exchange Act, such proposal must be received by the Company no later than February 5, 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our Directors and executive officers, and owners of 10% of our common stock, to file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, Directors and owners of 10% of the common stock are required by SEC regulations to furnish us with copies of all forms they file pursuant to Section 16(a). To our knowledge, based solely on our review of the copies of the reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2008, all Section 16(a) filing requirements applicable to our executive officers and Directors were complied with.

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics

On March 11, 2004, the Board of Directors adopted a Code of Business Conduct and Ethics which applies to all of our Directors, executive officers and employees. Our Code of Business Conduct and Ethics is available on our website at www.amdpi.com.

Shareholder Communications with the Board of Directors

The Board of Directors believes that it is important for shareholders to have a process to send communications to the Board. Accordingly, there are two methods by which communications can occur. Any shareholder can mail or deliver a written communication to the Board, addressed to the Chairman of the Board at our corporate office. Each such communication will be distributed to the entire Board by the Chairman of the Board. Any shareholder who desires to communicate with the non-management Directors of the Board can mail or deliver a written communication to the Chairman of the Audit Committee, addressed to the Audit Committee Chairman at our corporate office. Each such communication will be forwarded to the Audit Committee Chairman, and the Audit Committee Chairman or his designee will distribute a copy of each such communication to the other non-management Directors.

Other

The Board of Directors has not established a policy for Director attendance at our Annual Meeting of Shareholders. Mr. Serrao, Chairman of the Board of Directors, attended our 2008 Annual Meeting of Shareholders.

OTHER MATTERS

Management does not know of any other matters which may come before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters.

The Company will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by officers, Directors and regular employees, personally or by telephone or telegraph. If there are follow-up requests for proxies, we may employ other persons for such purpose.

Certain Matters Relating to Proxy Materials and Annual Reports

We may satisfy SEC rules regarding delivery of proxy statements and annual reports by delivering a single proxy statement and annual report to an address shared by two or more of our shareholders. This delivery method is referred to as “householding” and can result in meaningful cost savings for us. In order to take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple shareholders who share an address, unless contrary instructions were received from impacted shareholders prior to the mailing date. We undertake to deliver promptly, upon written or oral request, a separate copy of the proxy statement and/or annual report, as requested, to a shareholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a registered shareholder and prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016, telephone 1-800-368-5948. If your stock is held through a broker or bank and you prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact such broker or bank.

By Order of the Board of Directors

/s/ Gregory A. Serrao

Gregory A. Serrao

Chairman, President and

Chief Executive Officer

March 17, 2009

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY AMERICAN DENTAL PARTNERS, INC.
ANNUAL MEETING OF SHAREHOLDERS

APRIL 28, 2009	1.	Election of Class III Directors, to serve a term of three years expiring in 2012 and until his successor has been duly elected and qualified.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY			For	Withhold

The undersigned hereby appoints Breht Feigh and Michael Vaughan, and each of them, attorneys and proxies of the undersigned, with full power of substitution, to attend the annual meeting of shareholders of American Dental Partners, Inc. to be held at the offices of the Company located at 401 Edgewater Place, Suite 430, Wakefield, Massachusetts 01880, on Tuesday, April 28, 2009, at 1:00 p.m., local time, or any adjournments thereof, and to vote the number of shares of the Company which the undersigned would be entitled to vote, and with all the power the undersigned would possess if personally present.

		Derril W. Reeves	☐	☐
		Gregory A. Serrao	☐	☐
Election of Class II Director, to serve a term of two years expiring in 2011 with other Class II Directors, and until his successor has been duly elected and qualified.
			For	Withhold
		Lonnie H. Norris, D.M.D., M.P.H	☐	☐
	2.	To approve an amendment to the Company’s Employee Stock Purchase Plan to increase by 250,000 shares the number of shares available under the Plan.	For ☐	Against ☐	Abstain ☐
	3.	To approve an amendment to the Company’s 2005 Equity Incentive Plan to increase by 450,000 shares the number of shares available under the Plan.	☐	☐	☐

	4.	To ratify the appointment by the Board of Directors of PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending December 31, 2009.	☐	☐	☐

On such other business as may properly come before the meeting.

The Proxies will vote as specified above, or if a choice is not specified, they will vote FOR the nominees listed in Item 1 and FOR the Proposals in Items 2, 3 and 4.

Detach above card, sign, date and mail in postage paid envelope provided.

AMERICAN DENTAL PARTNERS, INC.

(Please sign exactly as your name or names appear hereon, indicating where proper, official position or representative capacity).

The Company’s Proxy Statement and Annual Report to Shareholders are available at www.amdpi.com

PLEASE ACT PROMPTLY

SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.